Exhibit 14.1

Fahn Kanne & Co.
Head Office
32 Hamasger Street
Tel-Aviv 6721118, ISRAEL
PO Box 36172, 6136101

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 23, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ituran Location and Control Ltd. on Form 20-F for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statement of Ituran Location and Control Ltd. on Form F-3 (File No. 333-222289).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel
April 23, 2020